Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Post Effective Amendment No. 2 to the Registration Statement on Form S-3 of our report dated November 19, 2003, except for Note 2, Note 4 and Note 13, which are as of May 6, 2004, relating to the financial statements and financial statement schedule, which appears in Exhibit 99.3 of Kulicke and Soffa Industries, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

August 24, 2004